                                                                    EXHIBIT 99.2

                        CONSENT OF LEHMAN BROTHERS INC.

     We hereby consent to (i) the inclusion of our opinion letter dated as of May 1, 1996 to the Board of Directors of Quantum Health Resources, Inc. ("Quantum") as Annex C to the Joint Proxy Statement and Prospectus of Quantum and Olsten Corporation ("Olsten"), which forms a part of the Registration Statement of Olsten on Form S-4 relating to the proposed merger between a subsidiary of Olsten and Quantum and (ii) the references made to our firm and to such opinion in such Joint Proxy Statement and Prospectus under the captions "Summary -- Opinions of Financial Advisors" and "The Merger -- Background of the Merger -- Opinions of Financial Advisors -- Quantum." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          By: /s/ LEHMAN BROTHERS INC.

                                            ------------------------------------
                                            LEHMAN BROTHERS INC.

New York, New York
May 28, 1996